Exhibits 5 and 23.1

Hunton & Williams
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia  23219-4074
Telephone:  (804) 788-8200
Facsimile:  (804) 788-8218

                                                    File No.:  23797.79/.80
                                               Direct Dial:  (804) 788-8200


                               July 8, 1994



Board of Directors
Lowe's Companies, Inc.
P. O. Box 1111
North Wilkesboro, North Carolina  28656

                    Registration Statement on Form S-8
                          Lowe's Companies, Inc.
                      Directors' Stock Incentive Plan

Gentlemen:

     We are acting as counsel for Lowe's Companies, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 of 25,000 shares of the Common Stock, $.50 par value per share, and attached preferred stock purchase rights, of the Company to be offered pursuant to the Lowe's Companies, Inc. Directors' Stock Incentive Plan (the "Securities"). In connection with the filing of the Registration Statement on Form S-8 relating to the Securities, you have requested our opinion concerning certain corporate matters.

     We are of the opinion that:

     1. The Company is duly organized, validly existing and in good standing under the laws of the State of North Carolina.

     2.   The Securities, when sold in accordance with the Lowe's
Companies, Inc. Directors' Stock Incentive Plan, will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-8.

                              Very truly yours,

                              HUNTON & WILLIAMS